EXHIBIT 10.25


                               PROMISSORY NOTE

 $2,800,000.00                                              November 9, 2001

 For value received, IndeCorp Corporation, a Delaware corporation ("Maker"), promises to pay to the order of Pegasus Solutions, Inc., a Delaware corporation ("Payee"), on or before June 30, 2010, (the "Maturity Date"), the principal amount of Two Million Eight Hundred Thousand Dollars ($2,800,000.00) (the "Principal Amount"), together with interest on the unpaid Principal Amount from July 1, 2002, until paid in full at the rate of seven percent (7%) per annum.

 Commencing on July 1, 2002, Maker shall make payments to Payee in the amounts and in accordance with the schedule set forth in the attached "Services Note - Payment Schedule" (each, an "Installment"). Payee shall credit each Installment against the Principal Amount and accrued but upaid interest on the Principal Amount as set forth on the attached "Services Note
 - Payment Schedule". Notwithstanding the foregoing, any unpaid Principal Amount, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date.

 Maker's obligations under this Promissory Note shall be subordinate to any and all sums, debts, demands, claims, liabilities and causes of action for which Maker is now or hereafter may be liable to American National Bank and Trust Company of Chicago ("ANB") pursuant to the Loan and Security Agreement, dated as of January 10, 2001, by and among Maker and ANB, and/or any note, security agreement, guaranty or other instrument or document now or hereafter executed pursuant thereto or in connection therewith.

 Maker may from time to time prepay all or any portion of the Principal Amount without premium or penalty. Payments and prepayments will be applied first to unpaid accrued interest and then to the unpaid Principal Amount. All payments and prepayments shall be made in lawful money of the United States of America in immediately available funds, at Payee's principal office in Dallas, Dallas County, Texas.

 Maker agrees that the occurrence of any one or more of the following shall constitute an event of default (each an "Event of Default"):

 (a) failure of Maker to pay any Installment as and when due or to perform any other obligation contained in this Promissory Note, provided that Payee has sent written notice of such failure to Maker and Maker has failed to remedy such failure within fifteen (15) days of the date of such notice; or

 (b) the bankruptcy or insolvency of, the assignment for the benefit of creditors by, the appointment of a receiver for any of the property of, or the liquidation, termination or dissolution of Maker.

 Upon the occurrence of an Event of Default, Payee may, at its option, without further notice or demand, (i) declare the unpaid Principal Amount and all accrued but unpaid interest on this Promissory Note at once due and payable; (ii) pursue any and all other rights, remedies and recourses available to Payee at law or in equity; or (iii) pursue any combination of the foregoing.

 The failure to exercise the option to accelerate the maturity of this Promissory Note or any other right, remedy or recourse available to Payee upon the occurrence of an Event of Default shall not constitute a waiver of the right of Payee to exercise the same at any subsequent time with respect to such Event of Default or any other Event of Default.


 If any provision hereof shall be invalid or unenforceable for any reason the remainder of this Promissory Note shall not be affected thereby. It is expressly stipulated and agreed to be the intent of Payee to at all times comply with the usury and other applicable laws now or hereafter governing the interest payable on this Promissory Note. If the applicable law is ever revised, repealed or judicially interpreted so as to render usurious any amount called for under this Promissory Note or contracted for, charged, taken, reserved or received with respect to the unpaid Principal Amount, or if Payee's exercise of the option to accelerate the maturity of this Promissory Note , or if any prepayment by Maker results in Maker having paid any interest in excess of that permitted by law, then it is the express intent of Maker and Payee that all excess amounts theretofore collected by Payee be credited to the unpaid Principal Amount or refunded to Maker and the provisions of this Promissory Note immediately be deemed reformed and the amounts thereafter collectable hereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount called for hereunder.

 If this Promissory Note is placed in the hands of an attorney for collection after an Event of Default, or is collected in whole or in part by suit or through bankruptcy or other legal proceedings of any kind, Maker agrees to pay, in addition to all other sums payable hereunder, all costs and expenses of collection, including but not limited to reasonable attorneys' fees.

 Maker hereby waives presentment for payment, notice of nonpayment, protest, demand, notice of protest, notice of intent to accelerate, notice of acceleration and dishonor and diligence in enforcement.

 THIS PROMISSORY NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN MAKER AND PAYEE AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF MAKER AND PAYEE. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN MAKER AND PAYEE.

 THIS PROMISSORY NOTE HAS BEEN EXECUTED UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

 Executed as of the day first written above.

                                    INDECORP CORPORATION


                                    By:

                                    Name:

                                    Title: